                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __1_)


                                  DAVOX CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   239208101
                                 (CUSIP Number)

CUSIP NO. 239208101                         13G        PAGE   2   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MK GVD Fund, a California Limited Partnership    94-3189969
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)  x

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
       NUMBER OF               320,000
        SHARES         --------------------------------------------------------
      BENEFICIALLY     (6)     SHARED VOTING POWER
       OWNED BY                0
         EACH          --------------------------------------------------------
       REPORTING       (7)     SOLE DISPOSITIVE POWER
      PERSON WITH              320,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          320,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 239208101                         13G        PAGE   3   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MK GVD Management, a California Limited Partnership    94-3189968
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)  x

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
       NUMBER OF               320,000
        SHARES         --------------------------------------------------------
      BENEFICIALLY     (6)     SHARED VOTING POWER
       OWNED BY                0
         EACH          --------------------------------------------------------
       REPORTING       (7)     SOLE DISPOSITIVE POWER
      PERSON WITH              320,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          320,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 239208101                         13G        PAGE   4   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael D. Kaufman     ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)  x

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
       NUMBER OF               170,899
        SHARES         --------------------------------------------------------
      BENEFICIALLY     (6)     SHARED VOTING POWER
       OWNED BY                1,031,727
         EACH          --------------------------------------------------------
       REPORTING       (7)     SOLE DISPOSITIVE POWER
      PERSON WITH              170,899
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,031,727
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,202,626
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          16.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 239208101                         13G        PAGE   5   OF   8   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gregory P. Lahann    ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)  x

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
       NUMBER OF               0
        SHARES         --------------------------------------------------------
      BENEFICIALLY     (6)     SHARED VOTING POWER
       OWNED BY                320,000
         EACH          --------------------------------------------------------
       REPORTING       (7)     SOLE DISPOSITIVE POWER
      PERSON WITH              0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               320,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          320,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G



ITEM 1.  Name of and Address of Issuer.

                 Davox Corp.
                 6 Technology Park Drive
                 Westford, MA 01886

ITEMS 2 (a) - (c).        Name, Address and Citizenship of Persons Filing.

         This Statement is filed by MK GVD Fund ("MKGVDF"), MK GVD Management ("MKGVDM") , the general partner of MKGVDF, and Michael D. Kaufman ("Kaufman"), and Gregory Lahann ("Lahann") who are general partners of MKGVDM.

         The business address of MKGVDF, MKGVDM, Kaufman and Lahann is 2471 E. Bayshore Road, Suite 520, Palo Alto, California 94303.

         MKGVDF, MKGVDM are California limited partnerships; Kaufman and Lahann are U.S. citizens.

         MKGVDF, MKGVDM, Kaufman, and Lahann are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons".

ITEMS 2 (d) AND (e).  Title of Class of Securities and CUSIP Number.

         Common Stock, CUSIP #239208-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         N/A


ITEM 4.          Ownership.

         Of the shares that are the subject matter of this filing:

517,847 shares are held of record by MK Global Ventures, a partnership of which Kaufman is a general partner of the general partner; Kaufman has shared voting and investment power over these shares.

193,880 shares are held of record by MK GVS Fund, a partnership of which Kaufman is a general partner of the general partner; Kaufman has shared voting and investment power over these shares.

320,000 shares of Common Stock are held of record by MKGVDF. MKGVDM is the General Partner of MKGVDF and has sole voting and investment power over these shares. Kaufman and

Lahann are General Partners of MKGVDM and have shared voting and investment power over these shares.

170,899 shares of Common Stock are held of record by Kaufman. Kaufman has sole voting and investment power over these shares.


         (a)     See Row 9 for the amount beneficially owned by each Reporting
         Person.

         (b) See Row 11 for the percentage of class beneficially owned by each Reporting Person.

         (c) See Rows 5-8 for the voting and disposition power of each Reporting Person.

ITEM 5.          Ownership of Five Percent or Less of a Class

         This statement is filed to report the fact that as of the date hereof the following reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities:

         MKGVDF      (box checked)
         MKGVDM      (box checked)
         Lahann      (box checked)

(Note: Kaufman remains a beneficial owner of more than five percent of the class of securities.)


ITEM 6.          Not Applicable.

ITEM 7.          Not Applicable.

ITEM 8.          Not Applicable.

ITEM 9.          Not Applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 1997



                                                  /s/ Michael D. Kaufman
                                                  -----------------------------
                                                  Michael D. Kaufman,
                                                  individually, and on behalf of
                                                  MKGVD Fund in his capacity as
                                                  a general partner of MKGVD
                                                  Management, which is the
                                                  general partner of MKGVD Fund,
                                                  and on behalf of MKGVD
                                                  Management, in his capacity as
                                                  a general partner thereof.



                                                  /s/ Gregory Lahann
                                                  ----------------------------
                                                  Gregory Lahann